EX-99.B.4.91

                    AETNA LIFE INSURANCE AND ANNUITY COMPANY

                                     FORM OF
                                   ENDORSEMENT


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                                  EX-99-B.4.91

                    AETNA LIFE INSURANCE AND ANNUITY COMPANY

                                     FORM OF
                                   ENDORSEMENT

The Contract or Certificate is endorsed to add the following provisions.

Notwithstanding any other provision of this Contract, any Eligible Subaccount which is first made available under this Contract on or after the effective date of this endorsement is made available subject to the following terms and conditions:

Add the following to the section titled GENERAL DEFINITIONS/DEFINITIONS.

FUND(S): A variable Investment Option available under the Contract. The Funds are open-end, registered, investment management companies (mutual funds) in which the Separate Account invests.

SUBACCOUNT: The portion of the assets of the Separate Account that are allocated to a particular Fund. For the purposes of this Endorsement, we will establish additional Subaccounts for a particular Fund to account for investments in that Fund that are subject to the Principal Protection Provision described herein.(Each such Subaccount referred to herein as an Eligible Subaccount).

GUARANTEE PERIOD: The Period as specified by Aetna for a number of years from the date of deposit to the maturity date.

The following provision is added:

AETNA GUARANTEE IN CONNECTION WITH INVESTMENT IN CERTAIN FUNDS

During the accumulation phase of the Contract, Aetna may make available to Contract Holders/Certificate Holders (Holders) a guarantee in connection with a Holder's investment of assets in one or more Funds, such Funds to be specified by Aetna. Each deposit into the Separate Account that is allocated to a Fund eligible for this guarantee (Eligible Subaccount) will be subject to the terms of the Principal Protection Provision described herein. For all other purposes except as specifically provided herein, an Eligible Subaccount shall be treated as a Fund under the Contract.

PRINCIPAL PROTECTION PROVISION

Each deposit into an Eligible Subaccount is subject to a separate guarantee for a number of years from the date of deposit as specified by Aetna in advance (Guarantee Period). The end of a Guarantee Period is the maturity date of a deposit. Aetna guarantees that the Fund Record Unit Value or Accumulation Unit Value (both terms hereinafter referred to as AUV) of the Eligible Subaccount applicable to that deposit will not be less than a specified percentage of the AUV of that Subaccount as of the date of deposit. Aetna will specify in advance the percentage of the AUV that will be guaranteed. At the expiration of the Guarantee Period, Aetna will compare the then-current AUV of the Eligible Subaccount with the specified percentage of the AUV of that Subaccount on the date the deposit is made. If the current date AUV is lower, Aetna will calculate the difference in AUV and pay into the Eligible Subaccount that difference in AUV multiplied by the applicable number of Fund Record Units or Accumulation Units (both terms hereinafter referred to as Units). The applicable number of Units is equal to the number of Units purchased with the original deposit, less any Units withdrawn, taken as a loan or transferred out of the Eligible Subaccount and less any Units deducted in the form of applicable contract charges, such as maintenance fees, that are not deducted from the Net Return Rate. Aetna will use such payment to purchase new Units of the Eligible Subaccount at the then-current AUV.

If the AUV of the Eligible Subaccount is adjusted at any time during the guarantee period, the AUV guaranteed under this Provision will be restated. The restated AUV will be calculated to provide a financially equivalent guarantee.

RENEWAL OF PRINCIPAL PROTECTION PROVISION FOR NEW PERIODS

At the maturity date of a deposit, unless the Holder specifies otherwise, the Principal Protection Provision shall automatically renew for the same Guarantee Period, if available, at the AUV on the next Valuation Date following this

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maturity date. If the maturity date falls on a day the New York Stock Exchange is closed, the Principal Protection Provision shall automatically renew for the same Guarantee Period, if available, at the AUV on the next Valuation Date following the maturity date. A Confirmation Statement, or other notification of the AUV will be sent to the Holder within ten (10) days after the end of the calendar quarter following the beginning of the new Guarantee Period.

If the same Guarantee Period is not available, unless the holder specifies otherwise, the value will be transferred to the subaccount of the Separate Account that invests in the same Fund as Eligible Subaccount, but without the Principal Protection Provision.

If that subaccount is not available under the Contract or plan, the value will be transferred to the money market investment option available under the Contract.

CHARGE FOR THE PRINCIPAL PROTECTION PROVISION

The Separate Account or Fund Investment Increment or Net Return Factor(s) or Net Return Rate notwithstanding any other provisions of this Contract is equal to:

  1. The value of the shares of the Fund held by the Eligible Subaccount at the end of the Valuation Period, minus
  2. The value of the shares of the Fund held by the Eligible Subaccount at the beginning of the Valuation Period, plus or minus
  3. Taxes (or reserves for taxes) on the Separate Account (if any); divided by
  4. The total value of Units of the Eligible Subaccount at the start of the Valuation Period; minus
  5. A daily actuarial charge at an annual rate as stated in the Contract or any applicable endorsements for annuity mortality and expense risks and profits; minus
  6. A daily fee at an annual rate of 2.50% for the Principal Protection Provision; minus
  7. A daily administrative charge to the extent set forth in the Contract or any applicable endorsements.

In the event that Aetna decides to increase the currently charged fee for the Principal Protection Provision on new deposits for any Eligible Subaccount(s) covered by this Endorsement, it shall notify all Holders at least 90 days in advance of the increase. Unless the Holder specifies otherwise, at the end of a Guarantee Period the Principal Protection Provision shall automatically renew for new periods as described above, subject to the increased fee.

Aetna reserves the right to terminate availability of the Principal Protection Provision for new deposits. The guarantee provided on any outstanding Units will not be affected if this right is exercised.

TRANSFERS OR WITHDRAWALS

Any transfer or amounts taken for a loan or withdrawal of Units from the Eligible Subaccount will be based on the AUV for the next Valuation Date following the date on which Aetna receives a request in good order at its Home Office/Opportunity Plus Service Center. The Guarantee will terminate with respect to any such Units calculated on a first in, first out basis.

Aetna reserves the right to prohibit the transfer back into the Eligible Subaccount of all or any part of the previously-transferred balance. If Aetna permits such a transfer back into the Eligible Subaccount, the amount transferred back into the Eligible Subaccount will then be subject to a new guarantee period at the then current AUV. If Aetna permits such transfers, only one such transfer out and back into an Eligible Subaccount covered by this Endorsement shall be permitted during a calendar year.

Endorsed and made a part of the Contract or Certificate on the date, after state approval is received, or the Contract effective date, whichever is later.


                                    /s/ Thomas J. McInerney

                                    President
                                    Aetna Life Insurance and Annuity Company

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